EXPURGATED                                        CONFIDENTIAL
                                                  TREATMENT
                                                  REQUESTED BY
                                                  CONTINENTAL
                                                  AIRLINES, INC.

                                                  Exhibit 4.10(a)

                WAIVER, CONSENT AND AMENDMENT TO
                  CONSOLIDATION LOAN AGREEMENT


           WAIVER, CONSENT AND AMENDMENT TO CONSOLIDATION LOAN AGREEMENT, dated as of March 30, 1995 (this "Amendment"), between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Borrower"), and GENERAL ELECTRIC COMPANY, a New York corporation (in its individual capacity, "GE") on its own behalf and as agent for the Holders (as defined in the Loan Agreement referred to below) (in such capacity, "Agent").


                      W I T N E S S E T H :

          WHEREAS, Borrower, GE and Agent are parties to that certain Loan Agreement, dated as of April 27, 1993 (such Loan Agreement, as modified by that certain Waiver, dated as of April 27, 1994 (the "1994 Waiver") and as further amended, supplemented or otherwise modified hereby and from time to time hereafter, being hereinafter referred to as the "Loan Agreement", and capitalized terms defined therein and not otherwise defined herein being used herein as therein defined); and

          WHEREAS, Borrower, together with Continental
Micronesia, Inc., Continental Express, Inc., General Electric Capital Corporation, GE, and Global Project & Structured Finance Corporation, are parties to that certain Master Restructuring Agreement, dated as of March 30, 1995 (the "Restructuring Agreement"), pursuant to which certain obligations of Borrower are being restructured; and

          WHEREAS, Borrower has advised Agent that Borrower wishes to amend certain provisions of the Loan Agreement in connection with the transactions contemplated by the Restructuring Agreement, and Borrower has requested that Agent agree to various amendments to, and waivers of, certain provi-sions of the Loan Agreement in connection therewith; and

          WHEREAS, Agent has agreed so to amend and waive, as the case may be, certain provisions of the Loan Agreement upon the terms and subject to the conditions provided herein;

          NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto hereby agree as follows:

          SECTION 1. Waiver and Consent. The obligation of the Borrower to make the principal prepayment of $10 million on March 31, 1995 (the "Waiver Prepayment Date") required by the 1994 Waiver and any scheduled principal payment of the Consolidation Loan due and payable as set forth in Section 2.1(e) of the Loan Agreement on any Payment Date during the period from January 1, 1995 through December 31, 1996 (together with the Waiver Prepayment Date, each a "Deferred Principal Payment Date") is hereby waived and each such principal payment otherwise due and payable on a Deferred Principal Payment Date shall instead be repaid in accordance with Section 2.1(e) of the Loan Agreement, as amended by this Amendment [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

          SECTION 2.  Amendments to Loan Agreement.  The Loan
Agreement is hereby amended as follows:

          (a)  Section 1 is hereby amended as follows:

               (i) by inserting in the definition of "Appraisal" after the word "Collateral" the reference to "or the Liquidation Value, at the time of such appraisal, of any Secondary Collateral";

              (ii) by deleting the proviso to the definition of "Collateral Ratio" and inserting the following:

          "provided, however, that for purposes of calculation of the Collateral Ratio, only Collateral on which the Consolidation Collateral Agent has a perfected first-priority lien and Secondary Collateral on which the B-1 Collateral Agent or the B-2 Collateral Agent, as the case may be, has a perfected first-priority lien shall be included; and, provided, further, that as long as the B-2 Collateral Agent has a perfected first-priority lien on all general intangibles (as defined in the New York Code) of Borrower, the B-2 Collateral Agent shall be deemed to have a perfected first-priority lien on all Routes of Borrower.";

             (iii) by deleting the definition of "Maturity Date" and inserting therefor the following:

               "'Maturity Date' shall mean the eighth anniversary of the Closing Date or, with respect to the Consolidation Deferred Amount, January 1, 2005, or in any case any earlier date on which the Loans (including the Consolidation Deferred Amount) are accelerated by Agent pursuant to the terms of
               Section 9.2 hereof."

               (iv) by deleting the definition of "Payment Date" and inserting therefor the following:

               "'Payment Date' shall mean each August 1,
               November 1, February 1, and May 1, or if any such day is not a Business Day, the next succeeding
               Business Day."

               (v)  by inserting in the definition of the
     term "Net Sales Proceeds" after each reference therein to "Asset Sale" the reference to ", Equity Issuance,
     Debt Issuance or Stock Sale, as the case may be,"; and

              (vi) by inserting the following new definitions in proper alphabetical order:

                    "'Assignment and Acceptance' shall mean
          an assignment and acceptance agreement entered into by a Holder and an Eligible Assignee, and accepted by Agent, in substantially the form attached hereto as Exhibit S."

                    "'Consolidation Deferred Amount' shall
          mean the aggregate amount of all principal pay-ments deferred in accordance with the terms of
          Section 1 of the Waiver, Consent and Amendment.
          For the avoidance of doubt, any Consolidation
          Deferred Amount shall be a Loan hereunder for all purposes, including without limitation, Section
          2.6 hereof."

                    "'Consolidation Deferred Date' shall
          mean December 31, 1996."

                    "'Consolidation LIBOR Rate' shall mean
          the average of the four rates, reported from time to time by Telerate News Service (or such other number of rates as such service may from time to time report), at which foreign branches of major United States banks offer United States dollar deposits to other banks for a 90-day period in the London interbank market at approximately 11:00 a.m., London time, on the second full Eurodollar Business Day next preceding each Payment Date set forth on Schedule 2.1 attached hereto during which any Consolidation Deferred Amount is to be outstanding (unless such Payment Date is not a Business Day, in which event such interest rates shall be determined two Eurodollar Business Days prior to the Business Day next succeeding such Payment Date). If such interest rates shall cease to be available from Telerate News Service, the Consolidation LIBOR Rate shall be determined from such financial reporting service or other informa-tion as shall be mutually acceptable to Agent and Borrower. Such Consolidation LIBOR Rate, as determined above, will remain in effect with respect to any outstanding Consolidation Deferred Amount to but not including the next Payment Date, after which the Consolidation LIBOR Rate determined in accordance with the prior two sentences shall be in effect."

          [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
          WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
          A REQUEST FOR CONFIDENTIAL TREATMENT]


                    "'Deferred Principal Payment Date' shall have the meaning assigned to it in Section 1 of the Waiver, Consent and Amendment."

                    "'Eligible Assignee' shall mean GE
          Capital, SNECMA, MTU, any of their respective Subsidiaries or Affiliates, or any Person (other than a competitor of Borrower, AMI or CMI or an Affiliate of a competitor of Borrower, AMI or CMI) that is a (i) commercial bank organized under the laws of the U.S., or any state thereof;
          (ii) commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (the "OECD"), or a political sub-division of any such country, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD;
          (iii) central bank of any country which is a member of the OECD; (iv) commercial finance com-pany or finance subsidiary of a corporation, in each case organized under the laws of the U.S. or any state thereof, provided that such finance com-pany or subsidiary is organized under, and acting through an office located in, a country which is a member of the OECD; (v) insurance company organ-ized under the laws of the U.S. or any state thereof; (vi) investment company organized under the laws of a country which is a member of the OECD and registered under the Investment Company Act of 1940, as amended; or (vii) "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended, which is organized under the laws of or a citizen of a country which is a member of the OECD."

          [CONFIDENTIAL MATERIAL OMITTED AND FILED
          SEPARATELY WITH THE SECURITIES AND EXCHANGE
          COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
          TREATMENT]

                    "'Eurodollar Business Day' shall mean a
          Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions."

                    "'Letter Agreement No. 7' shall mean Letter
          Agreement No. 7 dated as of March 30, 1995 between Borrower and GE relating to that certain General Terms Agreement No. 6-8057 dated as of December 8, 1989, as amended and restated as of November 1, 1994, between Borrower and GE.

                    "'Liquidation Value' shall mean as of any date on which the Collateral and Secondary Collateral are to be valued, the price at which a seller could reasonably be expected to make an orderly disposition of all of such Collateral and Secondary Collateral in one or more cash sales within 90 days of such date taking into account the then condition of the applicable property, the total amount of property to be disposed of and prevailing market conditions. For the purposes hereof, the Liquidation Value per share of Stock (herein referred to as a "security") at any date shall be (1) if such Stock is not registered under the Exchange Act, the value of the security determined by an Independent Appraiser in an Appraisal, or (2) if the Stock is registered under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), the average of the daily Market Prices (as defined below) of such security for each Business Day during the period commencing 10 Business Days before such date and ending on the date one day prior to such date. The Market Price for each such Business Day shall be: (A) in the case of a security listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Borrower, (C) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by the reputable quotation service, or The Wall Street Journal, Eastern Edition or if such newspaper is no longer published then in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, as designated by Agent or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 Business Days prior to the date in question) for which prices have been so reported, and (D) if there are no bid and asked prices reported during the 10 Business Days prior to the date in question, the Liquidation Value of the security shall be determined as if the security was not registered under the Exchange Act."

                    "'Market Value of AMI Stock' shall mean, as of the end of each Fiscal Year of AMI, an amount equal to (i) (A) 7 times the EBIT (as defined below) for such Fiscal Year times (B) the percentage of all Stock of AMI held by Borrower on which a perfected, first-priority Lien exists securing the Deferred Amounts, less (ii) the outstanding principal amount of the CMI Loan as at the end of such Fiscal Year. EBIT for any period shall mean the consolidated operating earnings
          (loss) of AMI for such Fiscal Year."

                    "'Restructuring Agreement' shall mean
          that certain Master Restructuring Agreement, dated as of March 30, 1995, among Borrower, Continental Express, Inc., GE Capital, General Electric Company, and Global Project & Structured Finance Corporation."

                    "'Secondary Obligations' shall mean the
          aggregate outstanding principal amount of the B Loans, the Modification Financing, Rent Deferrals, the Unearned Allowances (as defined in Letter Agreement No.
          7) and the Deferred Amount (as defined in the Restructuring Agreement); provided, however, that Deferred Amounts shall be excluded to the extent that the Market Value of AMI Stock is at least 1.5 times the aggregate outstanding principal amount of the Deferred Amounts (other than the Consolidation Deferred Amounts) so excluded as of such date.

          [CONFIDENTIAL MATERIAL OMITTED AND FILED
          SEPARATELY WITH THE SECURITIES AND EXCHANGE
          COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
          TREATMENT]

                    "'Waiver, Consent and Amendment' shall
          mean that certain Waiver, Consent and Amendment, dated as of March 30, 1995, among Borrower, GE and Agent."

          (b)  Section 2.1 is hereby amended as follows:

               (i) by deleting subsection (b) and substituting therefor the following:

                    (b) Interest shall accrue on the outstanding principal amount of the Consolidation Loan set forth in the column titled Principal Balance at a rate per annum equal to the applicable Base Rate. Interest shall accrue on the outstanding principal amount of the Consolidation Loan set forth in the column titled Deferred Principal Balance at a rate per annum equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] above the Consolidation LIBOR Rate in effect during the period from and including each Payment Date (including for this purpose the Waiver Prepayment Date with respect to the $10 million prepayment otherwise due thereon) to but not including the next Payment Date. Interest on the Consolidation Loan shall be payable quarterly in arrears on each Payment Date. All computations of interest shall be made on the basis of a 360 day year consisting of twelve 30 day months."; and

              (ii)  by deleting the first two sentences of
     paragraph (e) and substituting therefor the following:

               The outstanding principal amount of
               the Consolidation Loan shall be due
               and payable in quarterly
               installments in the amounts, and on
               the Payment Dates, set forth on
               Schedule 2.1 hereto [CONFIDENTIAL
               MATERIAL OMITTED AND FILED
               SEPARATELY WITH THE SECURITIES AND
               EXCHANGE COMMISSION PURSUANT TO A
               REQUEST FOR CONFIDENTIAL TREATMENT]

          (c) Section 2.3 is hereby amended by deleting paragraph (a) in its entirety and substituting therefor the following:

               (a)  Subject to the further provisions of
          this Section 2.3, Borrower may elect to prepay (and shall prepay in the event the terms of Section 3.4 of the Mortgage, 8.4 of the Consolidation Security Agreement or 7.9 hereof or any other provision of the Loan Documents other than Section 2.4 hereof so require) the Loans at any time in whole or from time to time in part, upon at least three Business Days' prior notice by delivery to Agent of an irrevocable notice informing Agent of Borrower's election (or obligation) and specifying the date of such prepayment (each, a "Prepayment Date"). Each partial optional prepayment of the Loans shall be in an aggregate principal amount of at least $1,000,000, and shall be applied, at Borrower's option, to any Loans then outstanding. Any prepayment of the Consolidation Loan shall be applied first, ratably to the scheduled payments set forth under the column titled Deferred Principal Payment on Schedule 2.1 hereto and after payment in full of the Consolidation Deferred Amount to the scheduled payments set forth under the column titled Principal Payment in the inverse order of maturity."

          (d)  Section 2.4 is hereby amended by:

               (i) in paragraph (a) thereof, deleting the words after "the Collateral Ratio" in the seventh line thereof through the end of such sentence; and

               (ii) by inserting the following new subsections
          (c), (d) and (e) at the end thereof:

               [CONFIDENTIAL MATERIAL OMITTED AND FILED
               SEPARATELY WITH THE SECURITIES AND EXCHANGE
               COMMISSION PURSUANT TO A REQUEST FOR
               CONFIDENTIAL TREATMENT]

                    (d)  [CONFIDENTIAL MATERIAL OMITTED AND FILED
          SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
          PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

                    (e)  [CONFIDENTIAL MATERIAL OMITTED AND FILED
          SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
          PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

          (e) Section 2.6 is hereby amended by deleting the words "Base Rate" in subsection (b) thereof and substituting therefor the words "interest rate".:

          (f)  Section 5.1 is hereby amended as follows:

               (i) by deleting subsection (a) thereof in its entirety and substituting the following new subsection (a) in lieu thereof:

                    (a)  Upon the earlier to occur of the
          date of distribution, in final form, to Borrower's management or within 45 days after the end of each fiscal month, (i) a copy of the unaudited con-solidated statement of income of Borrower and its Subsidiaries for that portion of the Fiscal Year ending as of the end of such month and, if pre-pared in the ordinary course, a copy in final form of the consolidated balance sheet as of the close of such month and statement of cash flow of Borrower and its Subsidiaries for that portion of the Fiscal Year ending as of the end of such month, (ii) a copy of the unaudited consolidated statement of income of Borrower and its Subsidiaries for such month, in each case, pre-pared in the form customarily produced by Borrower for internal corporate, financial or accounting purposes, and (iii) a comparison of cash forecasts, budgets and other information required to be delivered to Agent in accordance with Sections 5.1(a) and 5.1(f) hereof with the actual results for such fiscal month.;

              (ii) by deleting subsection (f) thereof in its entirety and substituting the following new subsection (f) in lieu thereof:

                    (f)  Promptly upon preparation in final
          form and in any event by the first Business Day of each Fiscal Year:

                    (i)  projected consolidated cash flow
               statements including summary details of cash disbursements, including Capital Expenditures, for such Fiscal Year, and projected consolidated income statements of Borrower and its Subsidiaries, on a monthly basis;

                    (ii)  if prepared in the ordinary course,
               projected consolidated balance sheets of Borrower and its Subsidiaries for such Fiscal Year, on a quarterly basis, together with appropriate supporting details as requested by Agent;

                    (iii)  any other budgets or formal financial
               projections prepared regarding Borrower and distributed to Borrower's Stockholders; and

                    (iv)  projected budgets for the next 12
               months regarding Borrower and its Subsidiaries, together with statistical information on a monthly basis.;

             (iii)  by renumbering subsection (l) to be new
     subsection (m);

              (iv) by inserting the following new subsection (l) in the proper alphabetical order:

                    (l)  As soon as practicable but in any
          event on the first Business Day of each fiscal week of each fiscal month, cash forecasts, includ-ing schedules reflecting cash balances, actual and projected, and sources and uses of cash for such fiscal week, for the preceding fiscal week and for each of the two succeeding fiscal weeks."; and

               (v) by inserting at the end of new subsection (m) thereof before the period at the end thereof the reference to "and shall also provide Agent, upon its reasonable request, with reasonable opportunities to discuss all of the foregoing information provided to Agent pursuant to this
     Section 5 with appropriate members of management of Borrower or any of its Subsidiaries, as appropriate".

          (g) Sections 6.15(b) and (c) are deleted in their entirety and the following substituted therefor:

               (b) From the Collateral Reset Date until the Termination Date, Borrower covenants and agrees that it will maintain, own and possess Collateral (on which Consolidation Collateral Agent shall have a perfected first-priority Lien) or Secondary Collateral (on which the B-1 Collateral Agent or the B-2 Collateral Agent shall have a perfected first-priority Lien) with a Fair Market Value or Liquidation Value, as the case may be, such that the ratio of (i) the aggregate of (A) the Fair Market Value of Collateral plus (B)(I) the Liquidation Value of Secondary Collateral minus (II) the unpaid principal amount of the Secondary Obligations to (ii) the unpaid principal amount of the Loans shall be at all times equal to or greater than 1.5:1.

               (c) Borrower will provide to Agent an Appraisal of the Fair Market Value of the then-existing Collateral and the Liquidation Value of the then-existing Secondary Collateral prepared, at Borrower's expense, by an Independent Appraiser not later than thirty days before each and any of the following events: (i) the Collateral Reset Date; (ii) each anniversary of the Collateral Reset Date; and (iii) payment in full of obligations owing in respect of the B Loans.

          (h)  Section 6.17(a) is amended by:

               (i) deleting the words from and including "Without limiting in any manner" through and including "any other Loan Document,";

               (ii) inserting the following new sentence at the beginning thereof: "Notwithstanding any provision of any other Loan Document, no Collateral or Secondary Collateral shall be released from the Lien thereon granted to the B-1 Collateral Agent, B-2 Collateral Agent or the Consolidation Collateral Agent under the Loan Documents, except in compliance with this Section 6.17.";

               (iii) [CONFIDENTIAL MATERIAL OMITTED AND FILED
          SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
          PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

               (iv) deleting subparagraph (i) thereof and substituting therefor the following: "after giving effect to the proposed release of Collateral by the Consolidation Collateral Agent, Borrower will be in compliance with the provisions of this Section 6.17(a);" and

               (v) deleting the words "Fair Market" in
          subparagraph (ii) thereof and substituting therefor the word "Liquidation".

          (i) Section 9.1 is hereby amended by inserting the following new subsection (q) at the end thereof:

               "(q)  So long as GE Capital or any of
          its Affiliates shall hold any Note or be owed any Obligation under this Agreement or any of the other Loan Documents, Borrower shall fail to make any payment when due, taking into account applicable cure periods, if any (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness owed by Borrower to GE Capital or any of its Affiliates; or any such Indebtedness shall be declared to be due and payable or required to be prepaid in full (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof."

          (j) Section 10.11 is hereby amended by deleting in subsection (a) thereof the reference therein to Sidley & Austin in its entirety and deleting in subparagraph (b) thereof the reference to Hughes, Hubbard & Reed in its entirety.

          (k) Section 10.23 is hereby amended by deleting it in its entirety and substituting the following new Section 10.23 in lieu thereof:

               "10.23 (a) Each Holder may sell, transfer, assign or negotiate all or a portion of any Loan owing to it and any Note held by it and a commen-surate portion of its rights and obligations here-under and under the other Loan Documents; pro-vided, however, that (i) each such assignment shall be of a constant, and not a varying percen-tage of all of the assigning Holder's rights and obligations under this Agreement, (ii) each assignee hereunder shall also be a Holder or an Eligible Assignee, (iii) each such sale, transfer or assignment shall be in an aggregate principal amount of not less than $5,000,000 and (iv) no such assignment may result in the Notes being beneficially owned by more than 15 Persons in the aggregate. As part of any sales or assignments (other than participations), the parties to each sale or assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in the applicable Assignment and Acceptance, (1) the assignee thereunder shall be deemed a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Holder hereunder and there-under, as the case may be, and (2) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Holder's rights and obligations under the Loan Documents, such Holder shall cease to have any rights hereunder or under the other Loan Documents).

               (b)  By executing and delivering an
          Assignment and Acceptance in accordance with
          Section 10.23(a), the assigning Holder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
          (i) other than as provided in such Assignment and Acceptance, such assigning Holder makes no repre-sentation or warranty and assumes no responsibil-ity with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, valid-ity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or thereto;
          (ii) such assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.5 of this Agreement and such other documents and infor-mation as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Holder or any other Holder or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under this Agreement or any Loan Document; (v) such assignee confirms that it is an Eligible Assignee or a Holder; (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Holder.

               (c)  Upon its receipt of an Assignment and
          Acceptance executed by an assigning Holder and an Eligible Assignee or a Holder, together with the Note subject to such assignment, Agent shall, if such Assignment and Acceptance has been completed,
          (i) accept such Assignment and Acceptance,
          (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within ten Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for such surrendered Note, a new Note made payable to such Eligible Assignee or its registered assigns in an amount equal to the interest in the Loan assumed by it pursuant to such Assignment and Acceptance and, if the assign-ing Holder has retained an interest in the Loan, a new Note made payable to the assigning Holder or its registered assigns in an amount equal to the interest in the Loan retained by it hereunder. Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit O hereto.

               (d)  Each Holder may sell participations to
          one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of any Loan owing to it and any Note held by it). The terms of such participation shall not, in any event, require the participant's consent to (i) any amendments, waivers or other modifications of any provision of any Loan Documents, or (ii) the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Holder may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal or interest) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with the Collateral Documents. In the event of the sale of any par-ticipation by any Holder, (i) each Loan Party's obligations under the Loan Documents shall remain unchanged, and no Loan Party shall incur any expense as a result thereof, (ii) such Holder's obligations under the Loan Documents shall remain unchanged, (iii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Holder shall remain the holder of such Notes and Obligations for all purposes of this Agreement, and (v) Borrower, Agent and the other Holders shall continue to deal solely and directly with such Holder in connection with such Holder's rights and obligations under this Agreement.

               (e)  Subject to the provisions of Section
          10.15 hereof, any Holder may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
          Section 10.23, disclose to the assignee or participant or proposed assignee or participant any information relating to any Loan Party, furnished to such Holder by or on behalf of such Loan Party."

          (l) Section 10.24 is hereby amended by inserting the following new sentences at the end thereof:

          "The entries in the Registry shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, Agent and Holders may treat each Person whose name is recorded in the Registry as a Holder for all purposes of this Agreement. The Registry shall be available for inspection by Borrower, Agent or any Holder at any reasonable time and from time to time upon reasonable prior notice."

          SECTION 3.  Amendments to Exhibits and Schedules to
Loan Agreement. (a) Exhibit A hereto is added as new Exhibit S to the Loan Agreement.

          (b) Schedule 2.1 to the Loan Agreement is hereby deleted in its entirety and Schedule 2.1 hereto is added as a new
Schedule 2.1 in lieu thereof.

          SECTION 4.  Limited Waiver.  Agent hereby waives
Borrower's compliance with the provisions of Sections 6.15(b) and
(c) of the Loan Agreement for the period from the date hereof through June 30, 1995.

          SECTION 5.  Effective Date.  This Amendment shall
become effective upon the Restructuring Date (as such term is defined in the Restructuring Agreement).

          SECTION 6. Miscellaneous. (a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement and the other Loan Documents to "this Agreement," "hereunder," "hereof," "herein," or words of like import, shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, Borrower hereby confirms that all of its obligations under the Collateral Documents shall continue and shall remain in full force and effect.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Holders or Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          (d) This Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          (e) The Section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement among the parties hereto.

          (f) Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of law, and any applicable laws of the United States. Agent and Borrower agree to submit to per-sonal jurisdiction, to the extent permitted by law, and to waive any objection as to venue in the County of New York, State of New York. To the extent permitted by law, service of process on Borrower or Agent in any action arising out of or relating to this Amendment shall be effective if mailed to such party at the address listed Section 10.11 of the Loan Agreement. Nothing herein shall preclude Agent or Borrower from bringing suit or taking other legal action in any other jurisdiction.

          (g) To the extent permitted by law, the parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   CONTINENTAL AIRLINES, INC.


                                   By: /s/ JOHN LUTH
                                      Name:  John E. Luth
                                      Title: Senior Vice
                                             President and Chief
                                             Information Officer

                                   GENERAL ELECTRIC COMPANY,
                                     Individually and as Agent


                                   By: /s/ MARK D. POWERS
                                      Name: Mark D. Powers
                                      Title: Director, Customer Sales
                                           Financing


                                                     Schedule 2.1


[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT]